UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) May 22, 2006
THE PROGRESSIVE CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-9518	34-0963169

(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification
incorporation)		No.)
6300 Wilson Mills Road, Mayfield Village, Ohio 44143

(Address of principal executive offices)            (Zip Code)
Registrant’s telephone number, including area code 440-461-5000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(b)	On May 22, 2006, The Progressive Corporation (the “Company”) announced that Alan R. Bauer stepped down from his position as the President of the Company’s Direct Group of Insurance Companies and left the Company effective immediately. No agreement was entered into between the Company and Mr. Bauer in connection with this action.
(c)	On May 22, 2006, the Company further announced that John A. Barbagallo has been appointed as the President of the Company’s Drive ® Group of Insurance Companies, reporting to Glenn M. Renwick, the Company’s President and CEO. Mr. Barbagallo, age 46, was most recently the General Manager of the Drive Group’s Atlantic Region, a position he had held since January 2005, and had previously been the General Manager of the Group’s Great Plains Region from March 2003 through December 2004. Prior to March 2003, Mr. Barbagallo was the Director of Product Research & Development for the Agency business (as the Drive Group was then known). Mr. Barbagallo currently serves as an officer and/or director of various subsidiaries of the Company. Mr. Barbagallo does not currently have an employment agreement with the Company. His annual salary in his new position will be $300,000 per year, and his target for determining his annual cash bonus under the Company’s 2006 Gainsharing Plan will be 100% of his salary, prorated for 2006 to reflect the partial year in his new position. Mr. Barbagallo will receive an award of restricted stock in the near future in the amount of 3,000 of the Company’s Common Shares, which will vest in equal increments on January 1, 2009, 2010 and 2011, subject to the provisions of the Plan. Commencing in 2007, the Company expects that he will receive an annual equity award in an amount that is consistent with awards granted to other executive officers of the Company. Finally, the Company anticipates that, subject to approval by the Board of Directors, Mr. Barbagallo will enter into an employment agreement similar to the agreements previously executed by the Company’s other executive officers. The employment agreement will be filed with the SEC if and when it is approved by the Board and finalized.

Also on May 22, 2006, the Company announced that Brian A. Silva has been appointed to the new position of President of the Company’s Commercial Auto Group and will report directly to Mr. Renwick. Mr. Silva, age 53, has been the leader of the Commercial Auto business for more than five (5) years, reporting to the President of the Drive Group during that period. He is also currently serving as an officer and/or director of various subsidiaries of the Company. Mr. Silva does not currently have an employment agreement with the Company. His salary in his new position will be $300,000 per year, and his target under the Company’s 2006 Gainsharing Plan will be 100% of his salary, prorated for 2006 to reflect the partial year in his new position. In addition, Mr. Silva will receive an award of restricted stock in the near future in the amount of 3,000 of the Company’s Common Shares, which will vest in equal increments on January 1, 2009, 2010 and 2011, subject to the provisions of the Plan. Commencing in 2007, the Company expects that he will receive an annual equity award in an amount that is consistent with awards granted to other executive officers of the Company. Finally, the Company anticipates that, subject to approval by the Board of Directors, Mr. Silva will enter into an employment agreement similar to the agreements previously executed by the Company’s other executive officers. The employment agreement will be filed with the SEC if and when it is approved by the Board and finalized.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 26, 2006

THE PROGRESSIVE CORPORATION
By:	/s/ Charles E. Jarrett
Name:	Charles E. Jarrett
Title:	Vice President, Secretary and Chief Legal Officer